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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


        The following are the Company's subsidiaries as of April 24, 1996. All beneficial interests are wholly-owned by the Company and are included in the Company's consolidated financial statements.


 Name of Subsidiary            State of Organization    Date of Incorporation
 ------------------            ---------------------    ---------------------

F & F Acquisition Corp.             New York                  9-12-94

Mount Vernon Distributors, Inc.     New York                 10-15-93